Luby's Reports Fourth Quarter and Fiscal 2015 Results

HOUSTON, Oct. 28, 2015 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its sixteen-week fourth quarter fiscal 2015, which ended on August 26, 2015. Comparisons in this press release for the fourth quarter fiscal year 2015 are referred to as "fourth quarter."

Fourth Quarter Highlights

  Income from continuing operations of $0.1 million  compared to a loss of $1.1 million  last year
  Opened five company-owned Fuddruckers restaurants
  Store Level Profit grew to 14.2% compared to 13.0% last year
  Total same-store sales increased 0.7%
  Fuddruckers same-store sales increased 1.7%
  Cheeseburger in Paradise same-store sales increased 2.8%, its first positive sales quarter since 2012
  Expenses declined in Food and Payroll and related expenses
  Combo location sales continued to grow, representing 6.4% of total restaurant sales compared to 4.5% last year
  Adjusted EBITDA increased by 41%

Chris Pappas, President and CEO, commented, "We were pleased with the increased profitability during the quarter, accomplished through improved store level profit margin and better expense management, both of which led to improved financial results in the fourth quarter. While revenues were relatively flat year over year, our team grew profitability, increased same-store sales and reduced expenses. In addition, we paid down $10.5 million of our revolving credit facility during the quarter, ending the fiscal year with a debt balance of $37.5 million; this compares to a $42.0 million debt balance at the beginning of the year.

"Same-store sales grew 0.7% in the fourth quarter, led by continued strength at our core brands. Luby's Cafeterias experienced 0.2% growth and Fuddruckers achieved 1.7% growth in the fourth quarter. During fiscal 2015, we sold seven real estate locations and other assets for a total of $13.3 million in proceeds that were utilized to reduce debt. We ended fiscal 2015 having spent $20.4 million in capital expenditures, in-line with our plan to reduce capital expenditures and lower outstanding debt.

"In fiscal 2016, we are focused on improving store level profit across all of our restaurant brands, growing same-store sales, and efficiently managing costs to enhance profitability and shareholder value. We will continue to effectively manage our capital expenditures in fiscal 2016, and expect to spend below $20 million for the fiscal year, excluding the purchase of land for development. We also are actively looking for new Combo location sites for potential development in Southern U.S. markets where we do not already operate Luby's Cafeterias. In our franchise pipeline, we estimate at least ten new Fuddruckers restaurant location openings in fiscal 2016, in both domestic and international markets," concluded Pappas.

Same-Store Sales Year-Over-Year Comparison

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Fiscal 2015
Luby's Cafeterias	0.2%	3.1%	(1.0%)	0.2%	0.6%
Fuddruckers Restaurants	0.2%	2.1%	0.2%	1.7%	1.1%
Combo Locations (1) (Represents one location.)	2.4%	2.4%	(3.7%)	(6.4%)	(1.8%)
Cheeseburger in Paradise	(6.7)%	(4.8%)	(7.2%)	2.8%	(2.9%)
Total same-store sales (2)	(0.1)%	2.5%	(1.1%)	0.7%	0.5%

(1)	Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers Restaurant at one property location.
(2)

Note: Luby's includes a restaurant's sales results into the same-store sales calculation in the quarter after a store has been open for six complete consecutive quarters.  In the fourth quarter, there were 88 Luby's Cafeterias, 58 Fuddruckers Restaurants, 1 Combo location, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

Fourth Quarter Results:

Restaurant Brand	Q4 2015 ($000s)	Q4 2014 ($000s)	Change ($000s)	Change (%)
Luby's Cafeterias	$ 67,871	$ 69,248	$ (1,377)	(2.0)%
Fuddruckers Restaurants	32,815	30,400	2,415	7.9%
Combo Locations	7,385	5,197	2,188	42.1%
Cheeseburger in Paradise	7,290	10,472	(3,182)	(30.4)%
Koo Koo Roo (1)	—	58	(58)	(100.0)%
Total Restaurant Sales	$ 115,361	$ 115,375	$ (14)	0.0%

(1)	One location closed in the fourth quarter fiscal 2014 that has since re-opened as a Fuddruckers restaurant

  Total Restaurant sales were flat year over year in the fourth quarter at $115.4 million.
  Same-store sales grew 0.2% at Luby's Cafeteria, resulting from a 2.8% increase in average spend per guest, offset by a 2.6% decrease in guest traffic.  Luby's Cafeterias sales decreased $1.4 million to $67.9 million, due to the closure of four Luby's Cafeterias.
  Fuddruckers restaurant sales increased $2.4 million to $32.8 million, resulting from a 1.7% increase in same-store sales as well as the incremental sales contribution from ten new Fuddruckers restaurants (including four locations that were converted from Cheeseburger in Paradise restaurants, one location that was converted from a Koo Koo Roo restaurant, and two locations acquired from a franchisee), partially offset by the absence of sales from seven closed Fuddruckers restaurants (including two locations that were sold to a franchisee). The 1.7% increase in same-store sales at Fuddruckers restaurants resulted from a 3.3% increase in average spend per guest, offset by a 1.6% decrease in guest traffic.
  Combo location sales increased $2.2 million to $7.4 million due to the addition of three new Combo locations, offset by a 6.4% decrease in sales at our first Combo location (included in our same-store calculation). Combo locations together represented 6.4% of our total restaurant sales in the fourth quarter compared to 4.5% of our total restaurant sales in fourth quarter fiscal 2014.
  Same-store sales increased 2.8% at our Cheeseburger in Paradise restaurants.  Cheeseburger in Paradise restaurant sales declined $3.2 million due to fewer locations, with 15 restaurants operating in fourth quarter fiscal 2014 compared to eight restaurants in the fourth quarter.
  Franchise operations revenue decreased $0.1 million, to $2.2 million in the fourth quarter.  We ended the quarter with 106 franchise locations in our Fuddruckers franchise network.  Franchisee same-store sales increased 5.3% in the fourth quarter compared to the fourth quarter fiscal 2014.
  Culinary Contract Services revenues decreased to $4.4 million with 23 operating locations in the fourth quarter compared to $5.8 million from 25 operating locations in the fourth quarter fiscal 2014.
  Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $16.4 million, or 14.2% of restaurant sales, in the fourth quarter compared to $15.0 million, or 13.0% of restaurant sales, in the fourth quarter fiscal 2014.  Lower overall cost of food and payroll and related expenses led to this increase in profitability. Store level profit is a non-GAAP measure, and reconciliation to income from continuing operations is presented after the financial statements.
  Income from continuing operations was $0.1 million, or $0.00 per diluted share compared to a loss of $1.1 million, or a loss of $0.04 per diluted share, in the fourth quarter fiscal 2014. Results in fourth quarter 2015 and 2014 included various special items.  Excluding the special items, loss from continuing operations was $1.1 million, or a loss of $0.04 per diluted share, in fourth quarter fiscal 2015 compared to a loss of $1.3 million, or a loss of $0.05 per diluted share, in fourth quarter fiscal 2014.  The income tax provision was $0.3 million in the fourth quarter compared to an income tax benefit of $0.8 million the fourth quarter fiscal 2014.  Therefore, income from continuing operations before special items and before provision for income taxes was approximately a loss of $0.9 million, or $0.03 per diluted share in the fourth quarter compared to a loss of $2.2 million, or a loss of $0.07 per diluted share, in fourth quarter fiscal 2014.

Reconciliation of income from continuing operations to income from continuing operations, before special items and income taxes (1,2):

	Q4 2015		Q4 2014
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (Loss) from continuing operations	$141	$0.00	$(1,081)	$(0.04)
Net Gain on Asset Disposals and Impairments	(1,241)	(0.04)	(292)	(0.01)
(Income) / Loss from Cheeseburger in Paradise (3)	(218)	(0.01)	28	0.00
Cheeseburger in Paradise locations closed for conversion (4)	189	0.01	—	—
Loss from continuing operations, before special items	$(1,129)	$(0.04)	$(1,345)	$(0.05)
Addback Income Tax Provision / (Benefit)	250	0.01	(807)	(0.02)
Income from continuing operations, before special items and taxes	$(879)	$(0.03)	$(2,152)	$(0.07)

(1)

Luby's uses income (loss) from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)

Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit. These costs include rent, property taxes, utilities and certain restaurant management labor costs associated with Cheeseburger in Paradise locations closed for conversion. These costs are included in Opening costs and Payroll and related costs.

(4)

These costs include rent, property taxes, utilities and certain restaurant management labor costs associated with Cheeseburger in Paradise locations closed for conversion.  These costs are included in opening costs and payroll and related costs.

Fourth Quarter Operating Expense Review

The company has renamed the General and administrative (G&A) expense line to Selling, general and administrative expenses (SG&A). Company-owned restaurant expenses for marketing has moved from Other operating expenses to SG&A. In addition, costs associated with training new restaurant managers has moved from Payroll and related costs to SG&A. Property insurance and general liability insurance expenses have moved from Other operating expenses to Occupancy costs. Certain travel and corporate insurance expenses have moved from Other operating expenses to SG&A. The occupancy costs (mainly rent expense and property tax expense) for our centralized bakery and facility service center locations have also moved to SG&A. Furthermore, we have moved all of the direct costs associated with our franchise business segment (primarily SG&A) into a new expense line labeled "Cost of franchise operations" on our Consolidated Statements of Operations. We also moved general and administrative expenses directly associated with our culinary contract services business segment to Cost of culinary contract services. We are making these reclassifications in an effort to reflect only direct costs of operating our company-owned restaurants in our Payroll and related costs and Other operating expense line items on our Consolidated Statements of Operations. We also believe this increases comparability of our Consolidated Statements of Operations with those of our restaurant peers. Lastly, we are including vending revenue as part of store level profit, now defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs.

Cost of food as a percentage of restaurant sales decreased to 28.5% in the fourth quarter compared to 29.1% in fourth quarter fiscal 2014 primarily due to higher average menu prices with food commodity costs that were generally level with fourth quarter 2014.

Payroll and related costs as a percentage of restaurant sales decreased to 34.3% in the fourth quarter compared to 34.5% in fourth quarter fiscal 2014. Payroll and related costs as a percentage of restaurant sales improved for hourly restaurant labor costs as costs decreased significantly at our Combo locations where three locations were still in the opening periods during fourth quarter fiscal 2014. Payroll and related costs are typically higher for the first several months after a new Combo location opens.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, local advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses increased to 17.7% in the fourth quarter from 17.5% in fourth quarter fiscal 2014. The increase was primarily attributable to higher repairs and maintenance costs and to a lesser extent credit card fees, partially offset by lower utility costs.

Occupancy costs, which include property lease expenses, property taxes, and common area maintenance charges, declined by 10.5% to $6.3 million in the fourth quarter compared to $7.0 million in fourth quarter fiscal 2014.

Opening costs, which include labor, supplies, occupancy, and other costs necessary to support the restaurant through its opening period, were $0.7 million in the fourth quarter compared to $0.8 million in fourth quarter fiscal 2014. Included in this year's fourth quarter opening costs were the carrying costs for four locations that were previously operated as Cheeseburger in Paradise restaurants and were selected for conversion to Fuddruckers restaurants, two of which re-opened October 2015.

Depreciation and amortization expense increased 2.9% to $6.8 million in the fourth quarter compared to $6.6 million in the fourth quarter fiscal 2014. This increase was due primarily to depreciation related to new capital expenditures from new construction at one location and restaurant conversion activity at several locations, offset by certain assets reaching the end of their depreciable lives.

Selling, general and administrative expenses were $12.1 million in the fourth quarter compared to $12.2 million in the fourth quarter fiscal 2014. The decrease in selling, general, and administrative expenses was the result of lower corporate marketing spend, decreased corporate travel, and decreased spending on corporate supplies and other general overhead expenses, partially offset by higher compensation expense.

Balance Sheet and Capital Expenditures

We ended the fourth quarter with a debt balance outstanding of $37.5 million, down from $48.0 million at the end of third quarter fiscal 2015. On October 2, 2015, the company amended its credit agreement with its lenders. By revising our existing arrangement, we have enhanced flexibility by removing certain covenants, negated the need for a new agreement and reduced an overage of excess capacity that is not currently needed. During the fourth quarter, our capital expenditures were $4.0 million, bringing the total for fiscal 2015 to $20.4 million, a reduction of 57% compared to $46.2 million for fiscal 2014. At the end of the fourth quarter, we had $1.5 million in cash and $174.7 million in total shareholders' equity.

Restaurant Counts:

	Fiscal 2015 Year Begin	Fiscal 2015 YTD Openings	Fiscal 2015 Closings	Fiscal 2015 Year End
Luby's Cafeterias(1)	94	1	(2)	93
Fuddruckers(1)	71	9	(5)	75
Cheeseburger in Paradise	8			8
Other restaurants (2)	1			1
Total	174	10	(7)	177

(1)	Includes 6 restaurants that are part of Combo locations
(2)	Other restaurants include one Bob Luby's Seafood

Fiscal 2015 Highlights

  New Combo location opening (Luby's and Fuddruckers).  Sixth Combo location in Jackson, Mississippi, as first out-of-state Combo location; six Combos contributed 6.4% of total restaurant sales
  Eight company-owned stand-alone Fuddruckers locations opened
    Three locations converted from Cheeseburger in Paradise brand
    Three locations acquired from franchisees
    One location converted from previously operated Koo Koo Roo brand
    One location in newly constructed retail space
  Luby's Cafeterias same-store sales increased 0.6%; Fuddruckers same-stores sales increased 1.1%
  $1.9 million reduction in selling, general, and administrative expense.
  Opened three international franchise locations (Panama, Chile, and Poland)

Fiscal 2016 Quarterly Reporting

Beginning in fiscal 2016, we plan to change our fiscal quarter ending dates with the first fiscal quarter end being extended by one accounting period and the fiscal fourth quarter being reduced by one accounting period. The purpose of this change is in part to minimize the Thanksgiving calendar shift by extending the first fiscal quarter until after Thanksgiving. With this change in fiscal quarter ending dates, our first quarter will be 16 weeks, and the remaining three quarters will typically be 12 weeks in length. The fourth fiscal quarter will be 13 weeks in certain fiscal years to adjust for our standard 52 week, or 364 day, fiscal year compared to the 365 day calendar year. Fiscal 2016 is such a year where the fourth quarter will have 13 weeks, resulting in a 53 week fiscal year. Comparability between quarters may be affected by varying lengths of the quarters, as well as the seasonality associated with the restaurant business.

Conference Call

Luby's will host a conference call on October 29, 2015 at 10:00 a.m. Central Time to discuss further its fourth quarter fiscal 2015 results. To access the call live, dial (412) 902-0030 and use the access code 13619692# at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through November 6, 2015 and may be accessed by calling (201) 612-7415 and using the access code 13619692#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. (NYSE: LUB) operates 177 restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Contract Services business segment. The company-owned restaurants include 93 Luby's Cafeterias, 75 Fuddruckers, 8 Cheeseburger in Paradise and one Bob Luby's Seafood Grill. The Company is the franchisor for 106 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, and Chile. Additionally, a licensee operates 35 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these restaurants. Luby's Culinary Contract Services provides food service management to 23 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Quarter Ended		Year Ended
	August 26, 2015	August 27, 2014	August 26, 2015	August 27, 2014
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)		(Unaudited)
SALES:
Restaurant sales	$115,361	$115,375	$370,192	$368,267
Culinary contract services	4,408	5,772	16,401	18,555
Franchise revenue	2,197	2,284	6,961	7,027
Vending revenue	175	174	531	532
TOTAL SALES	122,141	123,605	394,085	394,381
COSTS AND EXPENSES:
Cost of food	32,881	33,611	107,053	106,254
Payroll and related costs	39,516	39,780	127,694	126,046
Other operating expenses	20,443	20,177	63,090	61,700
Occupancy costs	6,278	7,011	20,977	21,881
Opening costs	668	801	2,686	2,164
Cost of culinary contract services	3,976	5,261	14,786	16,847
Cost of franchise operations	521	480	1,668	1,733
Depreciation and amortization	6,787	6,596	21,367	20,062
Selling, general and administrative expenses	12,087	12,239	38,758	40,686
Provision for asset impairments	418	959	636	2,498
Net gain on disposition of property and equipment	(2,298)	(1,402)	(3,994)	(2,357)
Total costs and expenses	121,277	125,513	394,721	397,514
INCOME (LOSS) FROM OPERATIONS	864	(1,908)	(636)	(3,133)
Interest income	1	2	4	6
Interest expense	(713)	(292)	(2,336)	(1,247)
Other income, net	239	310	520	1,101
Income (loss) before income taxes and discontinued operations	391	(1,888)	(2,448)	(3,273)
Provision (benefit) for income taxes	250	(807)	(1,076)	(1,660)
Income (loss) from continuing operations	141	(1,081)	(1,372)	(1,613)
Loss from discontinued operations, net of income taxes	(190)	(366)	(702)	(1,834)
NET LOSS	$(49)	$(1,447)	$(2,074)	$(3,447)
Income (loss) per share from continuing operations:
Basic	$0.00	$(0.04)	$(0.05)	$(0.06)
Assuming dilution	0.00	(0.04)	(0.05)	(0.06)
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.01)	$(0.02)	$(0.06)
Assuming dilution	(0.00)	(0.01)	(0.02)	(0.06)
Net loss per share:
Basic	$(0.00)	$(0.05)	$(0.07)	$(0.12)
Assuming dilution	(0.00)	(0.05)	(0.07)	(0.12)
Weighted average shares outstanding:
Basic	29,121	28,861	28,974	28,812
Assuming dilution	29,121	28,861	28,974	28,812

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 26,	August 27,	August 26,	August 27,
	2015	2014	2015	2014
	(112 days)	(112 days)	(364 days)	(364 days)

Restaurant sales	94.4%	93.3%	93.9%	93.4%
Culinary contract services	3.6%	4.7%	4.2%	4.7%
Franchise revenue	1.9%	1.8%	1.8%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.5%	29.1%	28.9%	28.9%
Payroll and related costs	34.3%	34.5%	34.5%	34.2%
Other operating expenses	17.7%	17.5%	17.0%	16.8%
Occupancy costs	5.4%	6.1%	5.7%	5.9%
Vending revenue	(0.2)%	(0.2)%	(0.1)%	(0.1)%
Store level profit	14.2%	13.0%	14.0%	14.4%

(As a percentage of total sales)
Selling, general and administrative expenses	9.9%	9.9%	9.8%	10.3%
INCOME (LOSS) FROM OPERATIONS	0.7%	(1.5)%	(0.2)%	(0.8)%

Luby's, Inc.
Consolidated Balance Sheets

	August 26, 2015	August 27, 2014
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$1,501	$2,788
Trade accounts and other receivables, net	5,175	4,112
Food and supply inventories	4,483	5,556
Prepaid expenses	3,388	2,815
Assets related to discontinued operations	24	52
Deferred income taxes	577	587
Total current assets	15,148	15,910
Property held for sale	4,536	991
Assets related to discontinued operations	4,014	4,204
Property and equipment, net	199,859	213,492
Intangible assets, net	22,570	24,014
Goodwill	1,643	1,681
Deferred income taxes	12,917	11,294
Other assets	3,571	3,849
Total assets	$264,258	$275,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$20,173	$26,269
Liabilities related to discontinued operations	417	590
Accrued expenses and other liabilities	23,958	23,107
Total current liabilities	44,548	49,966
Credit facility debt	37,500	42,000
Liabilities related to discontinued operations	190	278
Other liabilities	7,361	8,167
Total liabilities	$89,599	$100,411
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,949,523 and 28,804,344, respectively; Shares outstanding were 28,449,523 and 28,304,344, respectively	9,323	9,264
Paid-in capital	29,006	27,356
Retained earnings	141,105	143,179
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	174,659	175,024
Total liabilities and shareholders' equity	$264,258	$275,435

Luby's, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	August 26, 2015	August 27, 2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,074)	$(3,447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and gains on property sales	(3,385)	1,347
Depreciation and amortization	21,431	20,221
Amortization of debt issuance cost	204	123
Non-cash compensation expense	1,389	125
Share-based compensation expense	315	1,163
Tax benefit on share-based compensation	(5)	(50)
Deferred tax benefit	(1,996)	(3,348)
Cash provided by operating activities before changes in operating asset and liabilities	15,879	16,134
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables	(1,063)	(29)
Decrease (increase) in food and supply inventories	1,073	(530)
Decrease (increase) in prepaid expenses and other assets	(268)	917
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(5,305)	3,947
Net cash provided by operating activities	10,316	20,439
CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment of note receivable	57	23
Proceeds from disposal of assets, insurance proceeds and property held for sale	13,278	4,130
Purchases of property and equipment	(20,378)	(46,184)
Net cash used in investing activities	(7,043)	(42,031)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	103,000	105,900
Credit facility repayments	(107,500)	(83,100)
Debt issuance costs	(255)	(123)
Tax benefit on share-based compensation	5	50
Proceeds received on the exercise of employee stock options	190	125
Net cash provided by (used in) financing activities	(4,560)	22,852
Net increase (decrease) in cash and cash equivalents	(1,287)	1,260
Cash and cash equivalents at beginning of year	2,788	1,528
Cash and cash equivalents at end of year	$1,501	$2,788

Although store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating costs, and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles store level profit, a non-GAAP measure, to income (loss) from continuing operations, a GAAP measure:

	Quarter Ended		Four Quarters Ended
	August 26,	August 27,	August 26,	August 27,
	2015	2014	2015	2014
	(16 weeks)	(16 weeks)	(52 weeks)	(52 weeks)
	(In thousands)
Store level profit	$16,418	$14,970	$51,909	$52,918

Plus:
Sales from culinary contract services	4,408	5,772	16,401	18,555
Sales from franchise revenue	2,197	2,284	6,961	7,027

Less:
Opening costs	668	801	2,686	2,164
Cost of culinary contract services	3,976	5,261	14,786	16,847
Cost of franchise operations	521	480	1,668	1,733
Depreciation and amortization	6,787	6,596	21,367	20,062
Selling, general and administrative expenses	12,087	12,239	38,758	40,686
Provision for asset impairments	418	959	636	2,498
Net gain on disposition of property and equipment	(2,298)	(1,402)	(3,994)	(2,357)
Interest income	(1)	(2)	(4)	(6)
Interest expense	713	292	2,336	1,247
Other income, net	(239)	(310)	(520)	(1,101)
Provision (benefit) for income taxes	250	(807)	(1,076)	(1,660)
Income (loss) from continuing operations	$141	$(1,081)	$(1,372)	$(1,613)

Adjusted EBITDA

Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes and depreciation and amortization and excluding net gain on disposing of property and equipment, provision for asset impairments, employee stock-based compensation expense, and other income (loss).

Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.

Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

	Quarter Ended		Four Quarters Ended
	August 26,	August 27,	August 26,	August 27,
	2015	2014	2015	2014
	(16 weeks)	(16 weeks)	(52 weeks)	(52 weeks)
	(In thousands)
Income (loss) from continuing operations	$141	$(1,081)	$(1,372)	(1,613)
Provision (benefit) for income taxes	250	(807)	(1,076)	(1,660)
Depreciation and amortization	6,787	6,596	21,367	20,062
Interest expense, net	712	290	2,332	1,241
Net gain on disposition of property and equipment	(2,298)	(1,402)	(3,994)	(2,357)
Provision for asset impairments	418	959	636	2,498
Employee stock-based compensation expense	448	175	991	650
Less: Other income, net	(239)	(310)	(520)	(1,101)
Adjusted EBITDA	$6,219	$4,420	$18,364	$17,720

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Ken Dennard
Investor Relations